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                                                                   EXHIBIT 2.1.1


                               FIRST AMENDMENT
                                      TO
                         AGREEMENT AND PLAN OF MERGER


         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") is made and entered into as of August 8, 1997, by and among F.N.B. CORPORATION ("FNB"), a Pennsylvania corporation, SOUTHWEST BANKS, INC. ("Southwest"), a Florida corporation and wholly owned subsidiary of FNB, INDIAN ROCKS STATE BANK ("IRSB"), a Florida state banking corporation and to be joined in by SOUTHWEST INTERIM BANK, N.A. ("Interim"), a national bank to be chartered under the laws of the United States and to become a wholly owned subsidiary of FNB.


                                   PREAMBLE

         The parties hereto entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of May 10, 1997 whereby FNB, Southwest and IRSB agreed to the merger of IRSB with and into Interim. The parties now desire to amend the Merger Agreement on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the above and the mutual covenants and agreements set forth herein, the parties agree as follows:

         1. Conversion of Shares. Section 3.1(d) of the Merger Agreement is hereby amended by deleting Section 3.1(d) in its entirety and by insertion, in lieu thereof, of the following:

                           "(d) If the Designated Price of FNB Common Stock
                  shall be less than $22.00, then the Exchange Ratio shall be increased to equal the quotient, rounded to the third decimal point, obtained by dividing (i) the product of $22.00 and the Exchange Ratio by (ii) the Designated Price. If the Designated Price shall be less than $20.00, then FNB may, at any time during the period commencing on the Determination Date and ending at the close of business on the day before Closing, terminate the Agreement pursuant to Section 10.1(k) hereof. If the Designated Price of FNB Common Stock shall be equal to or greater than $27.00, then the Exchange Ratio shall decrease to equal the quotient, rounded to the third decimal point, obtained by dividing (x) the product of $27.00 and the Exchange Ratio by (y) the Designated Price; provided, however, that in no event shall the Exchange Ratio be less than 1.8 shares of FNB Common Stock for each share of IRSB Common Stock; and provided, further, however, that if a Change in Control of FNB has occurred, then the Exchange Ratio shall not decrease and shall be fixed at two (2) shares of FNB Common Stock for each share of IRSB Common Stock as provided in
                  Section 3.1(c) of this Agreement."

         2. Termination. Section 10.1 of the Merger Agreement is amended by deleting subparagraph (g) thereof in its entirety.

         3. Defined Terms. All terms which are capitalized herein, but which are not defined herein, shall have the meanings ascribed to them in the Merger Agreement.




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         4. Inconsistent Provisions. All provisions of the Merger Agreement which have not been amended by this First Amendment shall remain in full force and effect. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Merger Agreement and the provisions of this First Amendment, the provisions of this First Amendment shall control and be binding.






                        [SIGNATURES ON FOLLOWING PAGE]



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         IN WITNESS WHEREOF, each of the parties has caused this First Amendment to be executed on its behalf as of the date first written above.

                                            F.N.B. CORPORATION



                                   By:      /s/ Peter Mortensen
                                            ------------------------------------
                                   Name:    Peter Mortensen
                                   Title:   Chairman of the Board and President


                                            SOUTHWEST BANKS, INC.


                                   By:      /s/ C.C. Coghill
                                            ------------------------------------
                                   Name:    C.C. Coghill
                                   Title:   Senior Vice President


                                            INDIAN ROCKS STATE BANK


                                   By:      /s/ Robert C. George
                                            ------------------------------------
                                   Name:    Robert C. George
                                   Title:   President


         Southwest Interim Bank, N.A. hereby joins in the foregoing Agreement, undertakes that it will be bound thereby and that it will duly perform all the acts and things therein referred to or provided to be done by it.

         IN WITNESS WHEREOF, Southwest Interim Bank, N.A. has caused this undertaking to be made in counterparts by its duly authorized officers and its corporate seal to be hereunto affixed as of this ___ day of ___________, 1997.


                                            SOUTHWEST INTERIM BANK, N.A.


                                   By:
                                            ------------------------------------
                                   Name:
                                   Title:   President

Attest:
       ----------------------------
         Secretary

         [Corporate Seal]


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